EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES THREE-FOR-TWO STOCK SPLIT
WITH DIVIDEND INCREASE
FORT WORTH, TEXAS, NOVEMBER 10, 2005 — RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its Board of Directors has declared a three-for-two split of its common stock and will maintain the quarterly cash dividend of two cents per share, effecting a 50% dividend increase.
Commenting, John H. Pinkerton, Range’s President and Chief Executive Officer, stated, “The Board’s decision to split the stock and increase the dividend is in recognition of the significant appreciation in Range’s stock price over the past two years and its confidence in our ability to continue to profitably grow production and reserves in the years ahead.”
The stock split will be accomplished by means of a stock dividend of one-half share of common stock for each share outstanding. The additional shares will be distributed on December 2, 2005 to shareholders of record on November 22, 2005. In lieu of issuing fractional shares, Range will pay cash for fractional shares based on the closing price of the common stock on the record date as reported by the NYSE. After the split, Range will have approximately 130 million shares outstanding.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to profitably growing production and reserves are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2005-31

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817)870-2601
www.rangeresources.com